SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2007

Systemax Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13792 (Commission File Number)	11-3262067 (IRS Employer Identification No.)

11 Harbor Park Drive
Port Washington, New York 11050
(Address of Principal Executive offices, including Zip Code)

Registrant’s telephone number, including area code: (516) 608-7000

N.A.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions ( see General Instruction A.2 below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangments of Certain Officers

          Steven Goldschein retired effective January 17, 2007 as the Company’s Senior Vice President and Chief Financial Officer, the principal financial officer of the Company. He has agreed to remain with the Company on a part-time basis for a one-year period. The employment agreement with Mr. Goldschein was amended effective January 17, 2007 to reflect Mr. Goldschein’s role as a part time employee for 12 months (not to exceed 30 hours per week) pursuant to which he shall receive during such part time employment period 105% of his prior base salary in effect on January 17, 2007 and he shall continue to be eligible to receive his annual bonus for the 2006 fiscal year. The amendment also provides that the non-compete period shall commence upon termination of Mr. Goldscheins’s part-time employment.

          Lawrence P. Reinhold was appointed Executive Vice President and Chief Financial Officer, the principal financial officer of the Company, effective January 17, 2007. Mr. Reinhold, age 47, was a business, finance and accounting consultant in 2006. Previously he was Executive Vice President and Chief Financial Officer of Greatbatch, Inc., a publicly traded (NYSE:GB) developer and manufacturer of components used in implantable medical devices (principally pacemakers, defibrillators and neurostimulators) from 2002 through 2005; Executive Vice President and Chief Financial Officer of Critical Path, Inc. a publicly traded communications software company in 2001; and a Managing Partner of PricewaterhouseCooopers LLP with responsibility for its Technology, Information, Communications, Media and Entertainment industry practice in the Midwestern United States from 1998 until 2000 (and held other positions at that firm from 1982 until 2000). He received his BS in Business Administration (in 1982) and his MBA (in 1987) from San Diego State University.

          The Company entered into an employment agreement with Mr. Reinhold. Under that agreement, his base salary will be $400,000 and he shall be eligible for a bonus (which the agreement states is expected to be at least equal to 50% of the base salary) assuming Mr. Reinhold meets performance objectives (including the Company’s financial performance objectives) established for him by the Company. He shall be entitled to receive four weeks vacation, a relocation allowance (not to exceed $75,000 plus the cost of temporary housing and weekly travel to his prior residence for six weeks), a car allowance of up to $1,200 per month or a company-leased car, and shall receive an option to purchase 100,000 shares of common stock pursuant to the Company’s 1999 Long Term Stock Incentive Plan (vesting in four equal annual installments commencing on the first anniversary of the grant). The agreement is terminable upon death or total disability, by the Company for “cause” (as defined) or without cause, or by the employee voluntarily for any reason or for “good reason” (as defined). In the event of termination for death, disability, cause or voluntary termination by Mr. Reinhold, the Company will owe no further payments other than as applicable under disability or medical plans, any accrued but unused vacation time (up to four weeks) and, in the event of termination for disability or death, the pro rata portion of any bonus which would otherwise be paid. If Mr. Reinhold resigns for good reason or if the Company terminates him for any reason other than disability, death or cause, he shall also receive severance payments equal to 12 months’ base salary (or 24 months’ base salary if termination is within 60 days prior to or one year following a “change of control,” as defined), one year’s base salary bonus based on his average annual bonus for the prior two years (unless he was employed for less than two years in which case he will receive a prorated bonus) and a reimbursement of costs for COBRA insurance coverage in addition to the payments paid for other terminations. The employment based on 50% of his base salary pro rated through his termination date agreement includes customary nondisclosure and intellectual property rights provisions and noncompete/nonsolicit provisions effective for one year following termination.

          A press release regarding Mr. Goldschien’s resignation and Mr. Reinhold’s appointment was issued by the Company on January 17, 2007, a copy of which is filed as an exhibit.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired — not applicable

(b)	Pro Forma Financial Information — not applicable

(c)	Exhibits

99.1	Press Release of Systemax Inc., dated January 17, 2007, regarding the retirement of Steven Goldschein and appointment of Lawrence P. Reinhold as Executive Vice President and Chief Financial Officer of the Company

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMAX INC. By: /s/ Curt Rush Name: Curt Rush Title: Secretary

Dated: January 17, 2007

Exhibit Index

99.1	Press Release of Systemax Inc., dated January 17, 2007, regarding the resignation of Steven Goldschein and appointment of Lawrence P. Reinhold as Executive Vice President and Chief Financial Officer of the Company.